As filed with the Securities and Exchange Commission on August 25, 2016

Registration No. 333-148147

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-148147

UNDER THE SECURITIES ACT OF 1933

WESBANCO, INC.
(Exact name of registrant as specified in its charter)

West Virginia	55-0571723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Bank Plaza
Wheeling, West Virginia 26003
(304) 234-9000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Oak Hill Financial, Inc. 2004 Stock Incentive Plan
Oak Hill Financial, Inc. Fourth Amended and Restated 1995 Stock Option Plan
(Full title of the plan)

Todd F. Clossin
President and Chief Executive Officer
WesBanco, Inc.
One Bank Plaza
Wheeling, West Virginia 26003
(304) 234-9000
(Name, address, including zip code, and telephone number, including area code,  of agent for service)

With Copies To:

James C. Gardill, Esquire Phillips, Gardill, Kaiser & Altmeyer, PLLC 61 Fourteenth Street Wheeling, WV 26003 (304) 232-6810	Kristen L. Stewart, Esquire Paul C. Cancilla, Esquire K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, PA 15222 (412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Wesbanco, Inc. (the “Registrant”), deregisters certain shares of the Registrant’s common stock, par value $2.0833 per share (the “Common Stock”), remaining unissued, originally registered  under Registration Statement on Form S-8 (File No. 333-148147), filed with the Securities and Exchange Commission by the Registrant on December 18, 2007 (the “Registration Statement”).

The Registration Statement related to shares of Common Stock to be issued pursuant to the exercise of stock options granted under the Oak Hill Financial, Inc. 2004 Stock Incentive Plan and Oak Hill Financial, Inc. Fourth Amended and Restated 1995 Stock Option Plan (collectively, the “Plans”).   No stock options remain outstanding under the Plans.  Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Common Stock that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-148147) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on this 25th day of August, 2016.

WESBANCO, INC.

By: /s/ Todd F. Clossin
Todd F. Clossin President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd F. Clossin and Robert H. Young, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signture	Title	Date
/s/ Todd F. Clossin	President, Chief Executive Officer & Director	August 25, 2016
Todd F. Clossin	(Principal Executive Officer)

/s/ Robert H. Young	Executive Vice President &	August 25, 2016
Robert H. Young	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Stephen J. Callen	Director	August 25, 2016
Stephen J. Callen

/s/ Christopher V. Criss	Director	August 25, 2016
Christopher V. Criss

/s/ Abigail M. Feinknopf	Director	August 25, 2016
Abigail M. Feinknopf

/s/ Ernest S. Fragale	Director	August 25, 2016
Ernest S. Fragale

/s/ James C. Gardill	Director	August 25, 2016
James C. Gardill

/s/ D. Bruce Knox	Director	August 25, 2016
D. Bruce Knox

/s/ Lisa A. Knutson	Director	August 25, 2016
Lisa A. Knutson

/s/ Paul M. Limbert	Director	August 25, 2016
Paul M. Limbert

/s/ Jay T. McCamic	Director	August 25, 2016
Jay T. McCamic

/s/ Eric Nelson, Jr.	Director	August 25, 2016
Eric Nelson, Jr.

/s/ Ronald W. Owen	Director	August 25, 2016
Ronald W. Owen

/s/ Denise Knouse-Snyder	Director	August 25, 2016
Denise Knouse-Snyder

/s/ Richard G. Spencer	Director	August 25, 2016
Richard G. Spencer

/s/ Reed J. Tanner	Director	August 25, 2016
Reed J. Tanner

/s/ Charlotte A. Zuschlag	Director	August 25, 2016
Charlotte A. Zuschlag